    As filed with the Securities and Exchange Commission on January 2, 1998
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                             ---------------------

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------

                       CONSOLIDATION CAPITAL CORPORATION
            (Exact name of registrant as specified in its charter)


         Delaware                                             52-2054952
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                           Identification No.)



1747 Pennsylvania, Avenue, N.W., Suite 900
           Washington, DC                                       20006
(Address of principal executive offices)                      (Zip Code)


        CONSOLIDATION CAPITAL CORPORATION 1997 LONG-TERM INCENTIVE PLAN CONSOLIDATION CAPITAL CORPORATION 1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN
        CONSOLIDATION CAPITAL CORPORATION EMPLOYEE STOCK PURCHASE PLAN
                           (Full title of the plans)

                              JONATHAN J. LEDECKY
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       CONSOLIDATION CAPITAL CORPORATION
                   1747 PENNSYLVANIA AVENUE, N.W., SUITE 900
                            WASHINGTON, D.C.  20006
                    (Name and address of agent for service)

                                 202-955-5490
         (Telephone number, including area code, of agent for service)
                            -----------------------
                        Copy of all communications to:



           F. TRAYNOR BECK, ESQ.                   JEFFREY N. KLAUDER, ESQ.
         EXECUTIVE VICE PRESIDENT,               MORGAN, LEWIS & BOCKIUS LLP
       GENERAL COUNSEL AND SECRETARY                2000 ONE LOGAN SQUARE
     CONSOLIDATION CAPITAL CORPORATION             PHILADELPHIA, PA  19103
 1747 PENNSYLVANIA AVENUE, N.W., SUITE 900               215-963-5000
          WASHINGTON, D.C.  20006
               202-955-5490


                                                CALCULATION OF REGISTRATION FEE
=================================================================================================================================
           TITLE OF SECURITIES               AMOUNT TO BE       PROPOSED MAXIMUM           PROPOSED MAXIMUM         AMOUNT OF
             TO BE REGISTERED               REGISTERED (1)  OFFERING PRICE PER SHARE   AGGREGATE OFFERING PRICE  REGISTRATION FEE
------------------------------------------  --------------  ------------------------   ------------------------  ----------------
Common Stock, par value $0.001 per share        6,000,000         $20.5625(2)                 123,375,000           36,395.63
------------------------------------------  --------------  ------------------------   ------------------------  ----------------

(1) Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with anti-dilution provisions of the 1997 Long-Term Incentive Plan, the 1997 Non-Employee Directors' Stock Plan and the Employee Stock Purchase Plan.
(2) Calculated pursuant to Rule 457(c) and (h), based upon the average of the reported high and low sales prices for the Common Stock as reported on the Nasdaq National Market for December 29, 1997.

                               EXPLANATORY NOTE


     This Registration Statement on Form S-8 relates to 6,000,000 shares of Common Stock which may be offered and sold under the Consolidation Capital Corporation 1997 Long-Term Incentive Plan (the "Incentive Plan"), the Consolidation Capital Corporation 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), and the Consolidation Capital Corporation Employee Stock Purchase Plan (the "Purchase Plan" and, together with the Incentive Plan and the Directors' Plan, hereinafter referred to collectively as the "Plans"), of which 4,7000,000 shares are registered for offer and sale under the Incentive Plan, 300,000 shares are registered for offer and sale under the Directors' Plan and 1,000,000 shares are registered for offer and sale under the Purchase Plan.

     Pursuant to Rule 416(a), the number of shares of Common Stock being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of each of the Plans.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS



ITEM 1.   PLAN INFORMATION.*



ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*


* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the introductory Note to Part I of Form S-8.

                                    PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
          ---------------------------------------

          The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration
Statement:

           1. The Company's definitive prospectus, dated November 25, 1997, filed with the Commission pursuant to Rule 424(b) under the Securities Act on November 26, 1997.

           2. The description of the Company's Common Stock under the caption "Description of Registrant's Securities to be Registered" in the Company`s Form 8-A dated November 25, 1997.

          All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.


ITEM 4.   DESCRIPTION OF SECURITIES.
          -------------------------

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
          --------------------------------------

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

          Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article 10 of the Company's Restated Certificate of Incorporation provides that the personal liability of directors of the Company is eliminated to the extent permitted by Section 102(b)(7) of the DGCL.

          Section 145 of the DGCL (i) requires a corporation to indemnify for expenses, including attorney's fees, incurred by a director or officers who has been successful in defending any claim or proceeding in which the director or officer is involved because of his or her position with the corporation, (ii) permits indemnification (a) for judgments, fines, expenses and amounts paid in settlement in the case of a claim by a party other than the corporation or in the right of the corporation, even where a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the best interests of the corporation provided, in the case of a criminal proceeding, that the director or officer had no reason to believe his or her conduct was unlawful or (b) for expenses in the case of a claim or proceeding by or in the right of the corporation, including a derivative suit (but not judgments, fines or amounts in settlement), if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and has not been adjudged liable to the corporation unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification, and (iii) permits the advancement of expenses to directors and officers who are defending an action, lawsuit or proceeding upon receipt of an undertaking for the repayment of such advance if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified. Section 145 also provides that the permissive indemnification described above is to be made upon a determination that the director or officer has met the required standard of conduct by (a) a majority of disinterested directors, (b) a committee of disinterested directors designated by a majority of such directors, (c) independent legal counsel or (d) the stockholders.

          The Company has entered into Indemnity Agreements because the Board believes that the Company's directors' and officers' insurance does not fully protect the directors and executive officers and that the absence of Indemnity Agreements may threaten the quality and stability of the governance of the Company by reducing the Company's ability to attract and retain qualified persons to serve as directors and executive officers of the Company, and by deterring such persons in the making of entrepreneurial decisions for fear of later legal challenge. In addition, the Board of Directors believes that the Indemnity Agreements complement the indemnification rights and liability protections currently provided directors and executive officers of the Company under the Amended and Restated Bylaws. These rights and protections were designed to enhance the Company's ability to attract and retain highly qualified individuals to serve as directors and executive officers in view of the high incidence of litigation, often involving large amounts, against publicly-held companies and the need to provide such persons with reliable knowledge of the legal risks to which they are exposed. The Indemnity Agreements complement these rights and protections by providing directors and executive officers with contractual rights to indemnification, regardless of any amendment to or repeal of the indemnification provisions in the Bylaws. The Company's Amended and Restated Bylaws provide that the Company shall indemnify to the fullest extent authorized or permitted by law directors and officers of the Company who have been made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company.

          The Indemnity Agreements are predicated upon Section 145(f) which recognizes the validity of additional indemnity rights granted by contractual agreement. The Indemnity Agreements alter or clarify statutory indemnity provisions, in a manner consistent with the Company's Amended and Restated Bylaws, in the following respects; (i) indemnification is mandatory, rather than optional, to the full extent permitted by law, including partial indemnification under appropriate circumstances, except that the Company is not obligated to indemnify an indemnitee with respect to a proceeding initiated by the indemnitee (unless the Board should conclude otherwise), payments made by an indemnitee in a settlement effected without the Company's written consent, payments that are found to violate the law, conduct found to constitute bad faith or active and deliberate dishonesty or short-swing profit liability under Section 16(b) of the Exchange Act or to the extent that indemnification has been determined to be unlawful in an arbitration proceeding conducted pursuant to the provisions of the Indemnity Agreement; (ii) prompt payment of litigation expenses in advance is mandatory, rather than optional, provided the indemnitee undertakes to repay such amounts if it is ultimately determined that the indemnitee is not entitled to be indemnified and provided the indemnitee did not initiate the proceeding;
(iii) any dispute arising under the Indemnity Agreement is to be resolved through an arbitration proceeding, which will be paid for by the Company unless the arbitrator finds that the indemnitee's claims or defenses were frivolous or in bad faith, unless such arbitration is inconsistent with an undertaking given by the

Company, such as to the Securities and Exchange Commission, that the Company will submit to a court the question of indemnification for liabilities under the Securities Act of 1933, as amended, and be governed by the final adjudication of such issue; and (iv) mandatory indemnification shall be paid within 45 days of the Company's receipt of a request for indemnification unless a determination is made that the indemnitee has not met the relevant standards for indemnification by the Board of Directors, or if a quorum of the directors is not obtainable, at the election of the Company, either by independent legal counsel or a panel of arbitrators.

          The Company maintains a directors' and officers' liability insurance policy covering certain liabilities which may be incurred by directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by the Company.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
          -----------------------------------

          Not applicable.

ITEM 8.   EXHIBITS.
          --------

          The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit
Number    Exhibit
------    -------

4.1 Restated Certificate of Incorporation of Consolidation Capital Corporation (Exhibit 3.01 to the Company's Registration Statement on Form S-1, as amended (File No. 333-36193) is hereby incorporated by reference)

4.2 Amended and Restated Bylaws of Consolidation Capital Corporation (Exhibit 3.02 to the Company's Registration Statement on Form S-1, as amended (File No. 333-36193) is hereby incorporated by reference)

5 Opinion of Morgan, Lewis & Bockius LLP as to the legality of the shares being registered

23.1      Consent of Price Waterhouse LLP

23.2      Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)

24        Power of Attorney (included on signature page)



ITEM 9.   UNDERTAKINGS.
          ------------

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment to the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on December 30, 1997.

                                CONSOLIDATION CAPITAL CORPORATION


                                By: /s/ Jonathan J. Ledecky
                                   --------------------------------------
                                   Jonathan J. Ledecky
                                   Chairman and Chief Executive Officer

     Each person whose signature appears below hereby appoints Jonathan J. Ledecky and F. Traynor Beck, and both of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as full and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                       TITLE                                 DATE
     ---------                       -----                                 ----
/s/ Jonathan J. Ledecky    Chairman and Chief Executive Officer         December 30, 1997
-----------------------    (Principal Executive Officer)
Jonathan J. Ledecky

/s/ Timothy C. Clayton     Executive Vice President, Chief Financial    December 30, 1997
-----------------------    Officer and Treasurer (Principal Financial
Timothy C. Clayton         and Accounting Officer


/s/ David Ledecky          Executive Vice President, Chief              December 30, 1997
-----------------------    Administrative Officer and Director
David Ledecky

/s/ Vincent W. Eades
-----------------------    Director                                     December 30, 1997
Vincent W. Eades

/s/ W. Russell Ramsey
---------------------      Director                                     December 30, 1997
W. Russell Ramsey

/s/ M. Jude Reyes
---------------------      Director                                     December 30, 1997
M. Jude Reyes